Exhibit 7(b)

ASSISTANT SECRETARY’S CERTIFICATE

(Liberty Media Corporation)

I, Ruth Huff, Assistant Secretary of Liberty Media Corporation (the “Corporation”), do hereby certify as follows:

Each of Renee L. Wilm, Craig Troyer, Brittany Uthoff and Katherine C. Jewell has been and is now a duly elected and qualified Chief Legal Officer, Senior Vice President, Vice President and Assistant Vice President, respectively, of the Corporation. Pursuant to the Corporation’s organization documents and as authorized by the Corporation’s board of directors, officers of the Corporation with the title of Chief Legal Officer, Senior Vice President, Vice President or Assistant Vice President have the authority, on behalf of the Corporation, to execute and file reports, schedules and forms with regulatory agencies, including, without limitation, the United States Securities and Exchange Commission.

IN WITNESS WHEREOF, I have executed this certificate as of the 16th day of November, 2020.

/s/ Ruth Huff
Ruth Huff, Assistant Secretary